Exhibit 99.1

Zanite Acquisition Corp. Announces Sponsor’s Intention to Purchase Private Placement

Warrants to Extend Completion Window to May 19, 2022

CLEVELAND, November 10, 2021 — Zanite Acquisition Corp. (Nasdaq: ZNTEU) (the “Company”) announced today that it has received notice from Zanite Sponsor LLC (the “Sponsor”) of its intention to purchase an additional 2,300,000 private placement warrants (the “Private Placement Warrants”) to extend the period of time the Company will have to consummate its initial business combination by 6 months from the current deadline of November 19, 2021 until May 19, 2022 (the “completion window”). Pursuant to the Company’s amended and restated certificate of incorporation, if the Sponsor makes such purchase, the Private Placement Warrants will be purchased for $1.00 per Private Placement Warrant and the aggregate purchase price of $2,300,000 will be deposited into the Company’s trust account on or prior to November 19, 2021. The Company intends to issue a press release no later than the day after November 19, 2021 announcing whether or not the funds have been timely deposited. The Company’s stockholders will not be entitled to vote on or redeem their shares in connection with such extension of the completion window.

About Zanite Acquisition Corp.

Zanite Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue an acquisition opportunity in any business or industry, it intends to focus on companies in the aviation, aerospace and defense, urban mobility and emerging technologies industries.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Sponsor’s intention to purchase private placement warrants. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Loretta Healy

The Hubbell Group, Inc.

(781) 718-1117

lhealy@hubbellgroup.com